Amended and Restated
Partner Agreement Between

OZ Management LP and David Levine

This Amended and Restated Partner Agreement dated as of June 2, 2017 (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Management LP (the “Partnership”) and David Levine (the “Limited Partner”) with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership effective as of January 23, 2017 (the “Admission Date”); (ii) conditional grants by the Partnership, OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZAII” and, together with the Partnership and OZA, the “Operating Partnerships”) of PSIs to the Limited Partner, pursuant to which the Limited Partner may receive conditional PSI Distributions in a combination of PSI Cash Distributions, including both non-deferred cash (“Current Cash”) and grants of Deferred Cash Interests under the DCI Plan (“Deferred Cash Interests”), and PSI Class D Unit Distributions under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan or a successor or predecessor plan (such plans, collectively, the “Plan”), comprising Class D Common Units in the Partnership and Class D Common Units in the other Operating Partnerships (“OZA & OZAII Class D Units” and, together with Class D Common Units in the Partnership, “Operating Group D Units”) pursuant to Partner Agreements between the Limited Partner and the other Operating Partnerships (as amended, modified, supplemented or restated from time to time, the “OZA & OZAII Partner Agreements”); (iii) conditional performance-based discretionary awards from the Operating Partnerships to the Limited Partner (a “Performance Distribution” and, together with any PSI Distributions for the same Fiscal Year, a “Variable Distribution”), with such Performance Distributions to be made in a combination of cash distributions, including both Current Cash and grants of Deferred Cash Interests, and grants of Operating Group D Units under the Plan (any Class D Common Units in the Partnership granted as part of a Performance Distribution, together with any Class D Common Units in the Partnership granted as part of a PSI Distribution, “New Class D Units”); and (iv) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 2017 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.

WHEREAS, the Partnership and the Limited Partner entered into a Partner Agreement dated as of December 9, 2016 (the “Existing Partner Agreement”); and

WHEREAS, the Partnership and the Limited Partner desire to amend and restate the Existing Partner Agreement to make the modifications set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree to amend and restate the Existing Partner Agreement as follows:

1.	Admission of the Limited Partner; Grant of PSIs; Quarterly Payments.

(a)       Admission of the Limited Partner. The Limited Partner was admitted as a limited partner of the Partnership as of the Admission Date in accordance with the terms of the Existing Partner Agreement, and as of such date the General Partner caused the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Limited Partner’s initial Capital Account balance was $0 (zero dollars). The Limited Partner was, as of the Admission Date, designated as an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement on and after his admission to the Partnership are, except to the extent modified by the terms of this Agreement, the same as those of the previously admitted Original Partners thereunder.

(b)       Title. The Limited Partner holds the title of Executive Managing Director with respect to the General Partner and has been appointed as the Chief Legal Officer of the Och-Ziff Group.

(c)       Profit Sharing Interests. As of the Admission Date the Partnership issued 1,000,000 PSIs to the Limited Partner and each of the other Operating Partnerships simultaneously issued an equal number of PSIs to the Limited Partner. As of the date hereof, the Limited Partner continues to hold the same number of PSIs in each of the Operating Partnerships and holds such PSIs subject to the terms of this Agreement and the Limited Partnership Agreement. The Limited Partner acknowledges and agrees that the number of PSIs held by the Limited Partner may be increased or reduced (including to zero) by the PMC Chairman in accordance with the terms of the Limited Partnership Agreement.

(d)       Quarterly Payments. Commencing with the third quarter of Fiscal Year 2017 and while the Limited Partner is an Active Individual LP, OZ Management LP shall pay to the Limited Partner $125,000 in cash with respect to each quarter of each Fiscal Year (a “Quarterly Payment”), with such Quarterly Payments being made in advance on the first Business Day of such quarter; provided that, in the General Partner’s discretion, some or all of the Operating Partnerships may pay any portion of any Quarterly Payment; and provided further, that the Quarterly Advance (as defined in the Existing Partner Agreement) made in respect of each of the first two quarters of Fiscal Year 2017 under the Existing Partner Agreement shall be treated as Quarterly Payments for all purposes of this Agreement.

(e)       Benefits. The Limited Partner is eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates (including, without limitation, any life insurance, disability insurance and liability insurance), on the same general terms provided to other Individual Limited Partners.

2.	Variable Distributions.

(a)       Variable Distributions. Subject to the other terms of this Agreement and the Limited Partnership Agreement, with respect to each Fiscal Year commencing with 2017 the Limited Partner may receive a Variable Distribution comprised of (i) a PSI Distribution for such Fiscal Year determined in accordance with the Limited Partnership Agreement, and (ii) a

Performance Distribution (the sum of the Variable Distribution for such Fiscal Year and any Quarterly Payments made during such Fiscal Year, the “Total Annual Amount” for such Fiscal Year). The PMC Chairman shall make all decisions relating to: (A) any PSI Distribution as provided in the Limited Partnership Agreement, and (B) any Performance Distribution, including, without limitation, whether any Performance Distribution will be granted to the Limited Partner, and the amount of any such Performance Distribution based on any considerations he determines to be appropriate, including but not limited to the Limited Partner’s performance and the overall performance and growth of Och-Ziff and the aggregate amount of distributions and Quarterly Payments made to the Limited Partner by the Operating Partnerships with respect to any Fiscal Year. All determinations by the PMC Chairman shall be final. Any such determinations to award a Performance Distribution in respect of a Fiscal Year shall not create or imply any obligation to award a Performance Distribution in respect of any other Fiscal Year.

(b)	Determination of Variable Distributions.

(i)        Types of Distributions. Subject to Sections 2(c) and 2(d) and the terms of the Limited Partnership Agreement, any Variable Distribution in respect of any Fiscal Year commencing with Fiscal Year 2017 may be comprised of:

(A)       a PSI Distribution in an amount calculated in accordance with the terms of the Limited Partnership Agreement consisting of a combination of (x) a PSI Cash Distribution, consisting of both Current Cash and grants of Deferred Cash Interests, and (y) a PSI Class D Unit Distribution; and

(B)       a Performance Distribution in an amount determined in the sole discretion of the PMC Chairman consisting of a combination of (x) cash distributions from one or more of the Operating Partnerships, consisting of both Current Cash and grants of Deferred Cash Interests (collectively, the “Performance Cash Distribution” and, together with the PSI Cash Distribution for such Fiscal Year, a “Variable Cash Distribution” and the percentages of the Variable Distribution represented by Current Cash and Deferred Cash Interests, respectively, the “Current Cash Percentage” and the “DCI Percentage”), and (y) a grant of Operating Group D Units (together with the PSI Class D Unit Distribution for such Fiscal Year, a “Variable Class D Unit Distribution” and the percentage of the Variable Distribution represented by the Variable Class D Unit Distribution, the “Unit Percentage”).

(ii)       Target Allocations. Unless determined otherwise in the sole discretion of the PMC Chairman, and subject to Section 2(c) and (d), the Current Cash Percentage, the DCI Percentage and the Unit Percentage of the Variable Distribution for any Fiscal Year shall be determined by the PMC Chairman such that the percentages of the Total Annual Amount for such Fiscal Year represented by Current Cash (including Quarterly Payments), Deferred Cash Interests and the Variable Class D Unit Distribution are as set forth below (the “Target Allocation

Percentages”), or as close to such Target Allocation Percentages as possible, provided that Current Cash (including Quarterly Payments) shall represent not less than 60% of the Total Annual Amount for any Fiscal Year:

Payments & Distributions comprising the Total Annual Amount	Target Allocation Percentage
Current Cash (including Quarterly Payments)	60%
Deferred Cash Interests	15%
Variable Class D Unit Distribution	25%

(c)       Guaranteed Variable Distributions. Subject to Section 2(d) but notwithstanding any other provisions of this Agreement to the contrary:

(i)       Guaranteed Total Annual Amount for Fiscal Year 2017. The sum of the amount of the Limited Partner’s Variable Distribution in respect of Fiscal Year 2017 and the Quarterly Payments relating to such Fiscal Year shall equal $2,200,000 (the “Guaranteed 2017 Amount”), and the portion of such Variable Distribution to be distributed in the form of a grant of Deferred Cash Interests shall equal 25% of the Guaranteed 2017 Amount and shall be granted as of the 4Q Distribution Date relating to Fiscal Year 2017.

(ii)     Guaranteed Total Annual Amount for Fiscal Year 2018. The sum of the amount of the Limited Partner’s Variable Distribution in respect of Fiscal Year 2018 and the Quarterly Payments relating to such Fiscal Year shall equal $2,200,000 (the “Guaranteed 2018 Amount”), and the portion of such Variable Distribution to be distributed in the form of a grant of Deferred Cash Interests shall equal 15% of the Guaranteed 2018 Amount; provided, that, subject to the second sentence of Section 11(b), no change to this percentage may be made after December 31, 2017.

(d)	Withdrawal Events.

(i)       Relating to the Variable Distributions for 2017 and 2018. In order to be eligible to receive any portion of the Variable Distribution in respect of each of Fiscal Years 2017 and 2018, the Limited Partner shall not have ceased to be an Active Individual LP on or before the last day of such Fiscal Year, except that the Limited Partner shall remain eligible for the Variable Distribution with respect to such Fiscal Year if he has been subject to a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement or a Special Withdrawal as of the last day of such Fiscal Year; provided that in the case of such Withdrawal or Special Withdrawal the Limited Partner complies with Section 6 below.

(ii)      Relating to Variable Distributions for other Fiscal Years. In order to be eligible for any portion of the Variable Distribution in respect of any Fiscal Year commencing with Fiscal Year 2019, the Limited Partner shall not have ceased to be an Active Individual LP, in each case as of the applicable distribution date as provided in Sections 3 and 4.

3.        Variable Cash Distributions. Unless determined otherwise in the sole discretion of the PMC Chairman and subject to Section 2, the Limited Partner may conditionally receive the portion of the Variable Distribution to which he may be entitled in respect of any applicable Fiscal Year in the form of a Variable Cash Distribution as follows:

(a)       as of January 15 of the subsequent Fiscal Year, the Limited Partner may conditionally receive distributions of Current Cash from the Operating Partnerships equal to 50% of the Current Cash Percentage of such Variable Distribution; provided that, for purposes of this Section 3(a), these amounts shall be determined by the PMC Chairman in his sole discretion taking into account the General Partner’s estimate of the aggregate distributions to be made by the Operating Partnerships with respect to each Operating Group A Unit in respect of the Net Income earned by the Operating Partnerships during such Fiscal Year;

(b)       as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive a portion of the Variable Cash Distribution equal to the DCI Percentage of such Variable Distribution in the form of a grant of Deferred Cash Interests relating to one or more OZ Funds (as defined in the DCI Plan) in accordance with the DCI Plan, such grant to be made by the Partnership and/or the other Operating Partnerships in the sole discretion of the General Partner; and

(c)       as of the 4Q Distribution Date relating to such Fiscal Year, the Limited Partner may conditionally receive distributions of Current Cash from the Operating Partnerships in an amount equal to the Variable Cash Distribution for such Fiscal Year, less the portion of such Variable Cash Distribution to be distributed in accordance with Sections 3(a) and 3(b) above.

Any distributions of Current Cash or Deferred Cash Interests to be made to the Limited Partner under this Section 3 may be made by one or more of the Operating Partnerships in the proportions determined by the General Partner in its sole discretion. Any portion of any Performance Cash Distribution (excluding any Deferred Cash Interests) to be distributed to the Limited Partner by the Partnership may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.

4.        Variable Class D Unit Distributions. Unless determined otherwise in the sole discretion of the PMC Chairman, and subject to Section 2:

(a)       Grant of Operating Group D Units. The Limited Partner may conditionally receive the Unit Percentage of any Variable Distribution to which he may be entitled in respect of any applicable Fiscal Year in the form of a Variable Class D Unit Distribution on the 4Q Distribution Date relating to such Fiscal Year (a “Unit Grant Date”) in the form of Operating Group D Units as follows: (i) the Partnership may conditionally grant to the Limited Partner a number of New Class D Units equal to the Class D Unit Equivalent Amount in accordance with Section 4(b) below, and (ii) the other two Operating Partnerships may conditionally grant to the Limited Partner a number of OZA & OZAII Class D Units equal to the Class D Unit Equivalent Amount pursuant to the OZA & OZAII Partner Agreements.

(b)       Issuance of New Class D Units by the Partnership. Upon each determination to issue New Class D Units to the Limited Partner on any Unit Grant Date as part of a Variable Class D Unit Distribution in accordance with the provisions of Section 2, the General Partner shall designate a new series of Class D Common Units pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement. The Partnership shall issue a number of Class D Common Units of such series equal to the Class D Unit Equivalent Amount to the Limited Partner pursuant to and subject to the Plan on such Unit Grant Date. Upon the issuance of such New Class D Units, the General Partner shall cause the Limited Partner to be named as the holder of such New Class D Units in the books of the Partnership. The portion of the Limited Partner’s Capital Account balance attributable to such New Class D Units shall be $0 (zero dollars). Upon issuance, any such New Class D Units shall be designated as “Original Common Units” of the Limited Partner (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner with respect to such New Class D Units under the Limited Partnership Agreement shall be the same as those applicable to the Class D Common Units thereunder, except to the extent modified by the terms of this Agreement.

(c)       Class D Unit Equivalent Amount. For purposes of any New Class D Units to be awarded in respect of a Variable Class D Unit Distribution under Section 2:

(i)       the term “Class D Unit Equivalent Amount” shall mean the quotient of the Variable Class D Unit Distribution divided by the Class D Unit Fair Market Value, rounded to the nearest whole number.

(ii)       the term “Class D Unit Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff Capital Management Group LLC’s Class A Shares for the ten trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

For example, if the Limited Partner’s Variable Class D Unit Distribution in respect of a Fiscal Year is $1,500,000, and the average closing price of Class A Shares for the ten trading day period beginning December 11 of such Fiscal Year is $25 per share, then the Limited Partner would receive an award of 60,000 Class D Common Units (($1,500,000 / $25) = 60,000 Class D Common Units) in respect of such Variable Class D Unit Distribution.

5.	Withdrawal, Vesting, Transfer, Exchange and Non-Compete Provisions.

(a)	Withdrawal, Vesting, Transfer and Exchange Provisions.

(i)       New Class D Units. The following changes shall apply to the provisions of Sections 2.13(g) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited

Partner and any Related Trusts, and his or their New Class D Units: (i) the New Class D Units shall be treated as Class A Common Units thereunder, (ii) one third (33-1/3%) of any New Class D Units granted on any Unit Grant Date shall vest on the first day of each of the three Fiscal Years following the Fiscal Year in which such Unit Grant Date occurred, subject to the other terms hereof, (iii) unvested New Class D Units granted as part of any Variable Distribution shall not be subject to forfeiture upon a Withdrawal, other than a Withdrawal pursuant to clause (A) (Cause) or clause (C) (resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement; provided that any continued vesting of New Class D Units permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 6 below, (iv) the consequences of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 5(b)(ii), and (v) if any such New Class D Units (or any Class A Common Units acquired in respect thereof) are reallocated, any such reallocated Common Units shall remain subject to the same vesting requirements as they had been before such reallocation.

(ii)      Deferred Cash Interests. Deferred Cash Interests shall vest as specified in the DCI Plan and any award agreement entered into by the Limited Partner with respect to the grant of such Deferred Cash Interests, and additionally the consequences with respect to the Deferred Cash Interests of any breach by the Limited Partner of any of the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement shall be as set forth in Section 5(b)(ii); provided, that the award agreement relating to the Deferred Cash Interests granted in respect of Fiscal Year 2017 shall provide that 25% of such grant of Deferred Cash Interests shall vest in accordance with the DCI Plan on each of the first four anniversaries of March 1, 2018, with the vested amounts to be paid to the Limited Partner by the relevant Operating Partnership as of the last day of the month following the date in which the applicable vesting date occurs, and such Deferred Cash Interests shall only cease to vest and be subject to forfeiture in the event that the Limited Partner is subject to a Withdrawal pursuant to clause (A) (Cause) or clause (C) (resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement; provided, further, that any continued vesting of Deferred Cash Interests permitted under the terms of this Agreement, the DCI Plan or any award agreement after the Limited Partner ceases to be an Active Individual LP is subject to the Limited Partner’s compliance with Section 6 below.

(iii)      Profit Sharing Interests. The PSIs held by the Limited Partner shall not vest but may be cancelled or reallocated from time to time in accordance with the terms of the Limited Partnership Agreement.

(b)	Non-Competition Provisions.

(i)        Non-Competition Covenant. Notwithstanding any provisions hereof or of the Limited Partnership Agreement to the contrary, the Restricted Period with respect to the Limited Partner shall, solely for purposes of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 12-month period immediately following the date of the Limited Partner’s Special Withdrawal or Withdrawal.

(ii)      Consequences of Breach. All grants of PSIs, Performance Cash Distributions, PSI Cash Distributions, New Class D Units and Deferred Cash Interests shall be conditionally granted subject to the Limited Partner’s compliance with the covenants set forth in Section 2.13(b)(i) (as modified hereunder) and Section 2.13(b)(ii) of the Limited Partnership Agreement. Without limitation or contradiction of the foregoing, and in addition to the applicability of Section 2.13(g) of the Limited Partnership Agreement as described in Section 5(a), the Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of any such covenants, and that the amounts set forth in this Section 5(b)(ii) are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership and other members of the Och-Ziff Group would suffer from the Limited Partner’s breach of any such covenants. In the event the Limited Partner breaches any such covenants, then the Limited Partner shall have failed to satisfy the condition subsequent to the grants of PSIs, Performance Cash Distributions, PSI Cash Distributions, New Class D Units and Deferred Cash Interests and the Limited Partner agrees that:

(A)       on or after the date of such breach, any New Class D Units (or any Class A Common Units acquired in respect thereof) received by the Limited Partner and all allocations and distributions on such Common Units that would otherwise have been received by the Limited Partner on or after the date of such breach shall thereafter be reallocated from the Limited Partner in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(B)       on or after the date of such breach, no allocations shall be made to the Limited Partner’s Capital Accounts and no distributions shall be made to the Limited Partner in respect of any New Class D Units (or any Class A Common Units acquired in respect thereof);

(C)       on or after the date of such breach, (x) any PSIs held by the Limited Partner shall be forfeited by the Limited Partner and cancelled in accordance with the Limited Partnership Agreement, (y) any Deferred Cash Interests held by the Limited Partner shall be forfeited by the Limited Partner and cancelled, and (z) all allocations and distributions on such PSIs or in respect of such Deferred Cash Interests that would otherwise have been received by the Limited Partner on or after the date of such breach shall not thereafter be made;

(D)       on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any New Class D Units (or any Class A Common Units acquired in respect thereof), PSIs or Deferred Cash Interests shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(E)       on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by the Limited Partner through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by the Limited Partner in respect of any New Class D Units (“Exchanged Class A Shares”);

(F)	on the Reallocation Date, the Limited Partner shall immediately:

(x)	pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by the Limited Partner during such 24-month period on Exchanged Class A Shares;

(y)	transfer any Exchanged Class A Shares held by the Limited Partner on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement;

(z)	pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner for any Exchanged Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by the Limited Partner on or after the date of such breach on Exchanged Class A Shares; and

(G)       on the Reallocation Date, the Limited Partner shall immediately pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by the Limited Partner as Performance Cash Distributions and PSI Cash Distributions (including in each case any cash distributions in respect of Deferred Cash Interests) during the 24-month period prior to the date of such breach.

(c)      Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a)(ii) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

6.        Conditions Precedent. As a condition precedent to (i) the Limited Partner’s receipt of the Variable Distribution with respect to Fiscal Years 2017 or 2018 to which he may be entitled following a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement or a Special Withdrawal as of the last day of such Fiscal Year, (ii) any continued vesting of New Class D Units permitted under the terms of this Agreement after the Limited Partner ceases to be an Active Individual LP (other than due to death), or (iii) any continued vesting of Deferred Cash Interests that may be permitted under the terms of this Agreement, the DCI Plan or any award agreement after the Limited Partner ceases to be an Active Individual LP (other than due to death), in each case the Limited Partner must: (x) execute a general release agreement in compliance with Section 8.3(g) of the Limited Partnership Agreement and such general release must become effective as provided therein, and

(y) continue to comply with all applicable restrictive covenants to which the Limited Partner is subject, whether contained in the Limited Partnership Agreement, this Agreement or otherwise.

7.       Distributions on New Class D Units. The Limited Partner shall be entitled to receive distributions from the Partnership in respect of any New Class D Units that are issued, but only if and when such New Class D Units have been issued, in each case that are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units; provided that New Class D Units granted as part of the Variable Distribution in respect of any Fiscal Year shall not receive any distributions or allocations in respect of the Net Income earned by the Partnership during any period prior to the end of such Fiscal Year, including the distribution that would otherwise be made on the 4Q Distribution Date relating to such Fiscal Year. The amount of distributions per Common Unit made by each of the Operating Partnerships shall be determined by the General Partner in its discretion based on the services performed for the Operating Partnerships by all of the Individual Limited Partners, as such services are determinative of the performance of each of the Operating Partnerships.

8.       Entire Agreement. This Agreement, together with any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates, contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates, including the offer letter dated November 21, 2016 from the Operating Partnerships and agreed and acknowledged by the Limited Partner.

9.       Compensation Clawback. As a highly regulated, global alternative asset management firm, Och-Ziff has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Och-Ziff’s financial results, or as required by law, the Compensation Committee of the Board of Directors of Och-Ziff (the “Compensation Committee”) would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the date hereof, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Och-Ziff to give effect to the foregoing.

10.      Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

11.	Miscellaneous.

(a)       Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(b)       Except as specifically provided herein and in the Limited Partnership Agreement, this Agreement cannot be amended or modified except by a writing signed by both parties hereto. The provisions of this Agreement relating to PSIs, Variable Cash Distributions, New Class D Units, Deferred Cash Interests or the terms of any such awards that have been granted, in whole or in part, at any time, may be amended by the PMC Chairman if he determines in his sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.

(c)       This Agreement and any amendment hereto made in accordance with Section 11(b) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(d)       If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(e)       The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(f)       The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.

(g)       Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

12.      Section 409A. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, the Limited Partner shall not be considered to have terminated employment with the Partnership for purposes of any payments under this Agreement which are subject to Section 409A until the Limited Partner has incurred a “separation from service” from the Partnership within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Limited Partner’s separation from service shall instead be paid on the first business day after the date that is six months following the Limited Partner’s separation from service (or, if earlier, the Limited Partner’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year.

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IN WITNESS WHEREOF, this Amended and Restated Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Amended and Restated Partner Agreement.

OZ MANAGEMENT LP:

By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

THE LIMITED PARTNER:

/s/ David Levine
David Levine